Exhibit 5.1

Ocwen Financial Corporation

1661 Worthington Road, Suite 100

West Palm Beach, FL 33409

August 30, 2022

Ocwen Financial Corporation 1661 Washington Road, Suite 100 West Palm Beach, Florida 33409

Ladies and Gentlemen:

I am the Deputy General Counsel for Ocwen Financial Corporation, Inc., a Florida corporation (the “Company”) and the opinion set forth below is being rendered in connection with a registration statement on Form S-3 (the “Registration Statement”) filed by the Company on or about the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the offer and sale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to 2,139,994 shares of the Company’s common stock, par value $0.01 per share, (the “Common Stock”) including:

(i)	693,978 shares of the Common Stock that are currently issued and outstanding and held by the Selling Stockholders (the “Outstanding Shares”), including 426,705 shares of Common Stock that were issued by the Company pursuant to the Securities Purchase Agreement, dated May 3, 2021, between the Company and the Selling Stockholders (the “Securities Purchase Agreement”);

(ii)	1,184,768 shares of Common Stock (the “March 2021 Warrant Shares”) issuable (a) upon exercise of outstanding warrants to purchase shares of Common Stock issued and sold by the Company to the Selling Stockholders on March 4, 2021 (the “March 2021 Warrants”) pursuant to a Note and Warrant Purchase Agreement, dated February 9, 2021, between the Company and the Selling Stockholders (the “Note and Warrant Agreement”) or, in the alternative, (b) upon conversion of up to 1,184,768 shares of preferred stock of the Company (the “Preferred Stock”), convertible into shares of Common Stock on a one-for-one basis, issuable upon exercise of the March 2021 Warrants in lieu of shares of Common Stock, upon request by the Selling Stockholders at any time that such March 2021 Warrants cannot be exercised for shares of Common Stock because such exercise would cause the Selling Stockholders to exceed the Common Stock ownership limitations set forth therein (collectively, the “Ownership Caps”); and

(iii)	261,248 shares of Common Stock (the “May 2021 Warrant Shares”) issuable upon exercise of outstanding warrants to purchase shares of Common Stock issued and sold by the Company to the Selling Stockholders on May 3, 2021 (the “May 2021 Warrants” and together with the March 2021 Warrants, the “Warrants”) pursuant to the Securities Purchase Agreement.

August 30, 2022

The May 2021 Warrant Shares together with and the March 2021 Warrant Shares are collectively referred to as the “Warrant Shares”, and the Warrant Shares together with the Outstanding Shares are collectively referred to as the “Shares.”

The Company is registering the resale of the Shares by the Selling Stockholders as required by the Note and Warrant Agreement, the Securities Purchase Agreement and the Registration Rights Agreement, dated March 4, 2021 between the Company and the Selling Stockholders (the “Registration Rights Agreement” and together with the Note and Warrant Agreement, the Warrants and the Securities Purchase Agreement, the “Transaction Documents”).

In connection with any issuance of shares of Preferred Stock, the Company’s board of directors will take corporate action relating to the establishment and setting forth the terms of the series of Preferred Stock and the issuance of the shares of Preferred Stock (the “Corporate Proceedings”). For purposes of this opinion, I have assumed that the Corporate Proceedings with respect to any shares of Preferred Stock that may be issued upon exercise of any March 2021 Warrants will have been completed prior to the issuance of any shares of Preferred Stock and that the terms of such series of Preferred Stock will comply with the terms of the Note and Warrant Agreement and the March 2021 Warrants and will not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, and such terms will comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Registration Statement.

In rendering the opinions expressed herein, I have examined (i) the Registration Statement; (ii) the Transaction Documents; (ii) the Amended and Restated Articles of Incorporation of the Company as amended as of the date hereof; (iii) the Amended and Restated Bylaws of the Company as amended as of the date hereof; (iv) resolutions of the board of directors of the Company relating to the issuance of the Shares and the Warrants. I have also examined such other documents and instruments and have made such further investigations as I have deemed necessary or appropriate in connection with this opinion.

In expressing the opinions set forth below, I have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by me as copies, the authenticity and completeness of all original documents reviewed by me in original or copy form and the legal competence of each individual executing any document. As to all parties, other than the Company, I have assumed the due authorization, execution and delivery of all documents and the validity and enforceability thereof against all parties thereto in accordance with their respective terms.

As to any facts relevant to the opinion stated herein that I did not independently establish or verify, I have relied upon statements and representations of officers of the Company and the Selling Stockholders, including the factual representations and warranties set forth in the Note and Warrant Agreement and the Securities Purchase Agreement, as well as the statements and representations of public officials and others.

August 30, 2022

On the basis of such examination and my consideration of those questions of law I considered relevant, and subject to the limitations, assumptions and qualifications in this opinion, I am of the opinion that:

(a) the Outstanding Shares have been duly authorized and validly issued and are fully paid and non-assessable;

(b) (x) the Warrant Shares have been duly authorized and reserved for issuance upon exercise of the Warrants and, if applicable, conversion of any shares of Preferred Stock issuable upon exercise of the March 2021 Warrants and (y) upon (i) exercise of the Warrants, (ii) payment of the exercise price therefor, (iii) if applicable, conversion of any shares of Preferred Stock issuable upon exercise of the March 2021 Warrants and (iv) issuance and delivery in accordance with the terms of the Warrants or, if applicable, shares of Preferred Stock, the Warrant Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to matters governed by the Florida Business Corporation Act.

The opinions and statements expressed herein are as of the date hereof. I assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to my attention or any changes in applicable law which may hereafter occur.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act and regulations of the Commission.

Respectfully submitted,

/s/ Leah E. Hutton

Leah E. Hutton

Senior Vice President and Deputy General Counsel

Ocwen Financial Corporation